UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 6, 2024

SIDUS SPACE, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-41154	46-0628183
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

150 N. Sykes Creek Parkway, Suite 200 Merritt Island, FL	32953
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (321) 613-5620

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, $0.0001 par value per share	SIDU	Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On February 6, 2024, Bill White was appointed as Chief Financial Officer of Sidus Space, Inc. (the “Company”), effective February 20, 2024.

On February 6, 2024, the Company entered into an employment agreement with Bill White (the “Agreement”) pursuant to which Mr. White will be the Chief Financial Officer of the Company.

Under the terms of the Agreement, Mr. White is entitled to receive an annual base salary of $325,000 with $275,000 being paid in cash and $50,000 to be paid in equity pursuant to the Company’s 2021 Omnibus Equity Incentive Plan and an annual performance bonus with a target amount equal to up to 40% of his annual base salary based upon the Board’s assessment of Mr. White’s and the Company’s attainment of goals as set by the Board in its sole discretion. In accordance with the Agreement, Mr. White will also be granted a non-qualified option to purchase 25,000 shares of our Class A common stock with an exercise price equal to the closing price of our Class A common stock on the date of grant. The option will be granted as an inducement grant in accordance with Nasdaq Listing Rule 5635(c)(4). Vesting shall be over a three year period, vested monthly, with a total of 8,333 shares vested every year, subject to Mr. White’s continued service. In addition, the Agreement contains non-competition and non-solicitation provisions.

Pursuant to Mr. White’s employment agreement, in the event his employment is terminated without cause, due to a non-renewal by the Company, or if he resigns for “good reason” (in each case, other than within twelve (12) months following a change in control), Mr. White is entitled to (i) a cash payment equal to five (5) times the sum of his (x) annual base salary and (y) target bonus in effect on his last day of employment; (ii) continuation of health benefits for a period of 24 months; (iii) a lump sum payment equal to the amount of any annual bonus earned with respect to a prior fiscal year, but unpaid as of the date of termination; (iv) a lump sum payment equal to the amount of annual bonus that was accrued through the date of termination for the year in which employment ends; and (v) subject to Mr. White’s compliance with his restrictive covenants, the outstanding and unvested portion of any time-vesting equity award that would have vested during the one (1) year period following Mr. White’s termination had he remained an employee shall automatically vest upon his termination date.

In the event that Mr. White’s employment is terminated due to his death or disability, he will be entitled to receive (i) any accrued but unpaid base salary, (ii) a lump sum payment equal to the amount of any annual bonus earned with respect to a prior fiscal year, but unpaid as of the date of termination; (iii) a lump sum payment equal to the amount of annual bonus that was accrued for the year in which employment ends; and (iv) the acceleration and vesting in full of any then outstanding and unvested portion of any time-vesting equity award granted to him by the Company.

In the event that Mr. White’s employment is terminated due to his non-renewal or resignation without “good reason,” he will be entitled to receive (i) any accrued but unpaid base salary and (ii) a lump sum payment equal to the amount of any annual bonus earned with respect to a prior fiscal year, but unpaid as of the date of termination.

In the event that Mr. White’s employment is terminated by the Company without cause, due to non-renewal by the Company, or if he resigns for “good reason,” Mr. White is entitled to (i) any accrued but unpaid base salary; (ii) a cash payment equal to 50% of his base salary; (iii) continuation of health benefits until (a) Mr. White is eligible for coverage under a health plan for another employer or (b) the date on which Mr. White’s COBRA continuation coverage under the Company’s group health plan ends on account of Mr. White’s election to terminate such coverage; (iv) a lump sum payment equal to the amount of any annual bonus earned with respect to a prior fiscal year, but unpaid as of the date of termination; (v) a lump sum payment equal to the amount of annual bonus that was accrued for the year in which employment ends prior to the date of termination; and (vi) the acceleration and vesting in full of any then outstanding and unvested portion of any time-vesting equity award granted to him by the Company.

In addition, on February 6, 2024, Teresa Burchfield, the Chief Financial Officer of the Company informed the Company of her intention to step down from her position at the Company.

There are no arrangements or understandings between Mr. White and any other person pursuant to which he was selected as an officer of the Company, and there is no family relationship between Mr. White and any of the Company’s other directors or executive officers.

The foregoing description of the Agreement is not complete and is qualified in its entirety by reference to the Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

A press release announcing these matters is filed as Exhibit 99.1 to this Form 8-K.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1	Employment Agreement dated February 6, 2024 between Sidus Space, Inc. and Bill White
99.1	Press Release dated February 8, 2024.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SIDUS SPACE, INC.
Dated: February 8, 2024
	By:	/s/ Carol Craig
	Name:	Carol Craig
	Title:	Chief Executive Officer

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